Exhibit 1

Corporate Communications
100 Queen Street
Melbourne Vic 3000
www.anz.com

For Release: 23 April 2007

ANZ acquires controlling stake in E*TRADE Australia

ANZ today confirmed it now owns a controlling interest in E*TRADE Australia following the on market purchase this morning of 7,500,891 shares (at $4.30) increasing its beneficial ownership to 50.02%.

For media enquiries contact:

Paul Edwards

Head of Corporate Communications

Tel: 03-9273 6955 or 0409-655 550

email: paul.edwards@anz.com

Corporate Communications
100 Queen Street
Melbourne Vic 3000
www.anz.com

For Release: 23 April 2007

ANZ increases E*TRADE Australia offer to $4.30 with scrip alternative; declares offer final and unconditional

ANZ today announced it will raise its cash offer price for the 65.8% of shares in E*TRADE Australia it does not already own to $4.30 a share and offer a scrip alternative of ANZ shares to an equivalent value*.  ANZ has also declared the offer unconditional.

ANZ’s offer is final and the independent directors of E*TRADE Australia have said they will recommend that E*TRADE Australia’s shareholders accept ANZ’s offer, as they intend to do for their own share holdings, all in the absence of a superior proposal.

The increased offer is within the valuation range prepared by E*TRADE Australia’s independent expert.  It represents a 33.3% premium to the three month Volume Weighted Average Price of E*TRADE Australia shares prior to ANZ’s 19 February offer.  Adding a scrip alternative should also enable certain E*TRADE Australia shareholders to benefit from capital gains tax rollover relief, provided ANZ acquires at least 80% of E*TRADE Australia.

ANZ’s offer will be extended to 7.00pm (Melbourne time) on 15 May 2007 (unless further extended).

A formal notice declaring ANZ’s offer unconditional is attached.  A supplementary bidder’s statement reflecting the revised offer is expected to be lodged with ASIC in the next week and then sent to E*TRADE Australia shareholders together with a new Transfer and Acceptance Form.

For media enquiries contact:

Paul Edwards
Head of Corporate Communications
Tel: 03-9273 6955 or 0409-655 550
email: paul.edwards@anz.com

* The number of ANZ shares to be issued to provide $4.30 of ANZ shares per E*TRADE Australia share will be based on the VWAP of all ANZ ordinary shares sold on ASX in the five trading days up to and including 15 May 2007, excluding any trades which are deemed not representative of the general price at which ANZ shares are traded.  If ANZ shares trade “cum” any dividend during these trading days, the sale prices will be adjusted to an “ex” basis by deducting the amount of the dividend.  Further details will be included in the supplementary bidder's statement.

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Australia and New Zealand Banking Group Limited  ABN 11 005 357 522

NOTICE UNDER SECTION 650F
OF THE CORPORATIONS ACT 2001 (Cth)

TO:	E*TRADE Australia Limited
AND TO:	ASX Limited

BY THIS NOTICE, ANZ Online Holdings Pty Ltd ACN 124 093 625 (the Bidder) DECLARES the offers dated 14 March 2007 made by it under an off-market takeover bid for ordinary shares in E*TRADE Australia Limited (E*TRADE Australia) and the contracts formed by the acceptance of any of those offers free from the conditions set out in clause 5.1 (other than clause 5.1(c)(ii)) of the offers.

The condition in clause 5.1(c)(ii) of the offers has previously been satisfied.

The offers are now free of all defeating conditions.

The Bidder’s voting power in E*TRADE Australia at the time of giving this notice is 34.5%.

DATED 23 April 2007

ON BEHALF OF

ANZ ONLINE HOLDINGS PTY LIMITED

Director

Group Strategic Development
Level 5, 100 Queen Street
Melbourne Vic 3000
Phone +61 3 9273 5914
Fax +61 3 9273 5622
valentd1@anz.com
www.anz.com

David Valentine
Group General Manager

23 April 2007

Company Announcements Office
ASX Limited

Takeover Bid for ETRADE Australia Limited
ASX Market Rule 20.3.1 – On-market purchases during Offer Period

ANZ Online Holdings Pty Limited (A.C.N. 124 093 625) (ANZ Online) announces, in accordance with ASX Market Rule 20.3.1, that it may purchase ordinary shares in ETRADE Australia Limited on-market during the offer period for its takeover bid for ETRADE Australia, for prices at or below $4.30 per share.

Director
ANZ Online Holdings Pty Limited

Corporate Communications
100 Queen Street
Melbourne Vic 3000
www.anz.com

For Release: 23 April 2007

ANZ’s stake in E*TRADE Australia rises to 42.6%

ANZ confirmed it had increased its stake in E*TRADE Australia from 34.2% to 42.6% following the on market purchase today of 8,085,000 shares at an average price of $4.295.

The purchase follows today’s announcement by ANZ, raising its cash offer to $4.30 a share, offering a scrip alternative, and declaring its bid final (in the absence of a superior proposal) and unconditional.

An Offer Information Line has been established for E*TRADE Australia shareholders. The numbers are 1300 301 126 (within Australia) or +61 2 9936 1977 (outside Australia) between the hours of 9:00am and 5:00pm Melbourne time (Monday to Friday).

For media enquiries contact:

Paul Edwards
Head of Corporate Communications
Tel: 03-9273 6955 or 0409-655 550
email: paul.edwards@anz.com

Australia and New Zealand Banking Group Limited  ABN 11 005 357 522

Media Release
Corporate Communications
100 Queen Street
Melbourne Vic 3000
www.anz.com

For Release: 10 April 2007

ANZ offer for E*TRADE Australia extended

ANZ today announced it has extended the offer period for its takeover bid for E*TRADE Australia Limited.

The offer now closes at 7:00pm (Melbourne time) on 4 May 2007 (unless extended).

Commenting on the extension, ANZ Group Managing Director Personal Division Mr Brian Hartzer said: “E*TRADE Australia faces a number of uncertainties and business challenges which are mentioned in the target’s statement and the independent expert’s report.”

“We believe E*TRADE Australia shareholders would benefit from more time to fully consider ANZ’s $4.05 cash offer given the implications these uncertainties and challenges may have for the future value of E*TRADE Australia,” Mr Hartzer said.

Attached is a letter that is being sent to E*TRADE Australia shareholders together with the formal notice extending the offer and providing the new date for giving notice on the status of conditions of the offer.

For media enquiries contact:

Paul Edwards

Head of Corporate Communications

Tel:  03-92736955 or 0409-655 550

Email:  paul.edwards@anz.com

10 April 2007

Dear E*TRADE Shareholder,

ANZ’s Offer for E*TRADE Australia Extended

I am writing to advise you that the Offer by ANZ Online Holdings Pty Limited for your shares in E*TRADE Australia Limited has been extended.  The Offer is now scheduled to close at 7:00pm (Melbourne time) on 4 May 2007.  The formal notice extending the offer period is set out on the back of this letter.

You should have recently received E*TRADE’s Target’s Statement, which includes an independent expert’s valuation of E*TRADE.  The valuation is highly qualified and stated by Grant Samuel to be subject to considerable uncertainty.  In ANZ’s view, the valuation is unrealistically high.  The valuation is at a substantial premium to all other listed on-line broking companies in Australia and the US on a price to earnings multiple basis.

Why You Should Accept ANZ’s Offer

ANZ believes its Offer of $4.05 cash per share remains compelling.  It represents a significant premium to E*TRADE’s share price prior to announcement of the Offer.  I encourage you to consider carefully ANZ’s Offer.  As noted in E*TRADE’s Target’s Statement, there are risks associated with not accepting ANZ’s Offer.  These include:

•                  E*TRADE’s directors have identified challenges facing the company including effectively managing growth, recruitment and retention of key personnel, systems development and maintenance and renewal of the E*TRADE brand licence by 2010;

•                  Given ANZ’s 34.2% shareholding, no other party could acquire 100% of E*TRADE without ANZ’s support; and

•                  In the absence of ANZ’s Offer, E*TRADE’s share price is likely to fall below the Offer price.

If you have any questions in relation to ANZ’s Offer, please contact ANZ’s Offer Information Line on 1300 301 126 (within Australia) or +61 3 9936 1977 (outside Australia) between the hours of 9:00am and 5:00pm Melbourne time (Monday to Friday), or visit ANZ’s website at www.anz.com.

Yours sincerely

Brian Hartzer

Group Managing Director, Personal Division

Australia and New Zealand Banking Group Limited

A copy of this notice was lodged with the Australian Securities and Investments Commission (ASIC) on 10 April 2007.  ASIC takes no responsibility for the contents of the notice.

NOTICE OF VARIATION

TAKEOVER BID FOR ORDINARY SHARES IN ETRADE AUSTRALIA LIMITED

To:	ETRADE Australia Limited ABN 12 003 042 082 (E*TRADE Australia)

And to:	ASX Limited

And to:	The holders of all of the ordinary shares in E*TRADE Australia registered at 7:00pm (Melbourne time) on 6 March 2007 (the Offerees).

1.                                       EXTENSION OF OFFER PERIOD

By this notice ANZ Online Holdings Pty Limited ACN 124 093 625 (ANZ Online) varies its offers dated 14 March 2007 for all of the ordinary shares in E*TRADE Australia (the Offers) by:

(a)                                extending the period during which the Offers remain open for acceptance until 7:00pm (Melbourne time) on 4 May 2007; and

(b)                               substituting the date “4 May 2007” for the date “18 April 2007”, in clause 2 of the Offers.

2.                                       DATE FOR GIVING NOTICE AS TO STATUS OF CONDITIONS

ANZ Online gives notice under section 630(2) of the Corporations Act 2001 that:

(a)                                the date for giving notice on the status of the conditions set out in clause 5.1 of the Offers (Defeating Conditions) pursuant to section 630(3) of the Corporations Act has been postponed, and the new date for giving notice under section 630(3) of the Corporations Act is 26 April 2007;

(b)                               as at the date of this notice:

(i)                                     the Offers are not free from any of Defeating Conditions other than the Defeating Condition in clause 5.1(c)(ii) of the Offers (that E*TRADE Financial Corporation waive its right to terminate the Services and Licence Agreement with E*TRADE Australia without cause) which has been fulfilled; and

(ii)                                  so far as ANZ Online knows, none of the Defeating Conditions has been fulfilled other than the Defeating Condition in clause 5.1(c)(ii) of the Offers.

This notice has been approved by a resolution passed by the directors of ANZ Online.

DATED 10 April 2007

SIGNED on behalf of ANZ Online Holdings Pty Limited.

Director